Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Relations:	Jim Hughes
March 9, 2015		781.751.5404
		Jim.Hughes@citizensbank.com

	Investor Relations:	Ellen A. Taylor
		203.897.4240
		Ellen.Taylor@citizensbank.com

Citizens Financial Group Names Former Citigroup Veteran Eric Aboaf CFO

Aboaf to succeed retiring CFO John Fawcett

Providence, R.I. – Citizens Financial Group, Inc. (NYSE: CFG) today announced the appointment of Eric Aboaf as Executive Vice President and Chief Financial Officer. He will serve on the company’s Executive Committee and report to Chairman and CEO Bruce Van Saun. Aboaf will join Citizens effective April 6, 2015 and will succeed CFO John Fawcett, who is retiring April 30, 2015.

Aboaf comes to Citizens from Citigroup, where he most recently held the role of Global Treasurer. He also previously served as CFO of both Citigroup’s North American Consumer Group and its Institutional Client Group. Aboaf also previously held the role of partner and co-head of the U.S. Financial Services Practice at Bain & Company.

In announcing Aboaf’s appointment, Van Saun thanked Fawcett for his leadership as CFO, a position Fawcett has held since 2007.

“It has been a pleasure to work with John, particularly over the past 18 months since my arrival at Citizens,” Van Saun said. “John has played a key role in many of our achievements over this period, including the enhancement of our reporting to public company standards, operational separation from RBS, the sale of our Chicago region, and of course the successful IPO. He will be missed, and we wish him all the best in his life’s next chapter.”

John Fawcett commented, “I am proud to have been a part of the Citizens team and to have played a role in its transformation. Now feels like a good time to take a step back, recharge my batteries, take some time with my family and consider what I’d like to do next. I had the pleasure of working with Eric at Citi and know he will do a great job of helping Bruce and the rest of the management team navigate the next leg of the Citizens journey.”

“We are very pleased to have someone of Eric’s talent and experience joining the Citizens management team,” Van Saun said. “Eric’s diverse background in finance and strategy is a great fit for Citizens as we pursue our goal of becoming a top-performing regional bank. He has been a finance leader across a variety of financial service business lines and has deep experience in balance sheet management. We plan a brief overlap period with John, but I expect Eric to hit the ground running.”

Eric Aboaf added, “I am excited to take on the CFO role at Citizens and to partner with Bruce and the Executive Committee on the execution of Citizens’ well-defined turnaround plan that already is delivering strong value for Citizens stakeholders. I look forward to contributing to these efforts.”

As CFO, Aboaf will have responsibility for the business line finance groups and for the company’s Financial Planning and Analysis, Controller, Investor Relations, Strategy, Treasury, Tax and Capital Management functions.

Eric Aboaf - Biography

Eric Aboaf is joining Citizens Financial Group as Executive Vice President and Chief Financial Officer from Citigroup, where he held a variety of leadership roles over a 12-year period. As Citi’s Global Treasurer, he was responsible for managing the company’s balance sheet, ensuring strong liquidity and optimizing the capital structure. He also managed the company’s U.S. investment portfolio and met regularly with major investors, clients and regulators.

Prior to becoming Treasurer, Eric held the chief financial officer positions for both the Institutional and Consumer bank segments at Citi. He was Global CFO for the Institutional Clients Group, leading the finance and strategy functions for Capital Markets, Investment Banking, Transaction Services and Alternative Investments. And he served as CFO for the North American Consumer Group, which included Credit Cards, Retail Banking, Consumer Finance and Insurance. Before holding those roles he served as Citi’s head of Financial Planning and Analysis.

Prior to joining Citi, Aboaf was a partner at Bain & Company and Co-Head of its U.S. Financial Services Practice. He has extensive business strategy consulting experience spanning a number of industries. He also worked at Oliver Wyman & Company, a New York-based strategy firm.

Aboaf is a graduate of both the Wharton School of Business and the Engineering School at the University of Pennsylvania. He holds a Master of Science degree from Massachusetts Institute of Technology.

About Citizens Financial Group, Inc.

Citizens Financial Group Inc. is one of the nation’s oldest and largest financial institutions, with $132.9 billion in assets as of December 31, 2014. Headquartered in Providence, Rhode Island, the company offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Consumer Banking helps its retail customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank and Charter One branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides mortgage lending, auto lending, student lending and commercial banking services in selective markets nationwide. Citizens Commercial Banking offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance. Citizens operates via subsidiaries Citizens Bank, N.A., and Citizens Bank of Pennsylvania. Additional information about Citizens and its full line of products and services can be found at www.citizensbank.com.

###